                                                       Registration No. 333-146105
                                                                File No. 811-22120

                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, DC 20549

                                    FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                    [X]

      Pre-Effective Amendment No. ____                                   [   ]

      Post-Effective Amendment No. 2                                     [ X  ]

                                      and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY
ACT OF 1940                                                                [X]

      Amendment No. 4                                                    [ X  ]

----------------------------------------------------------------------------------
         OPPENHEIMER PORTFOLIO SERIES FIXED INCOME ACTIVE ALLOCATION FUND
----------------------------------------------------------------------------------
                (Exact Name of Registrant as Specified in Charter)

              6803 South Tucson Way, Centennial, Colorado 80112-3924
----------------------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                                  (303) 768-3200
----------------------------------------------------------------------------------
               (Registrant's Telephone Number, including Area Code)

                               Robert G. Zack, Esq.
                              OppenheimerFunds, Inc.
                            Two World Financial Center
----------------------------------------------------------------------------------
                         225 Liberty Street - 16th Floor
                          New York, New York 10281-1008
                     (Name and Address of Agent for Service)

It is proposed that this filing will become effective (check appropriate box):

[ X ] Immediately upon filing pursuant to paragraph (b)
[   ] On _______________ pursuant to paragraph (b)
[   ] 60 days after filing pursuant to paragraph (a)(1)
[   ] On _______________ pursuant to paragraph (a)(1)
[   ] 75 days after filing pursuant to paragraph (a)(2)
[   ] On _______________ pursuant to paragraph (a)(2) of Rule 485.

If appropriate, check the following box:
     [   ] this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

                 OPPENHEIMER PORTFOLIO SERIES FIXED INCOME ACTIVE
----------------------------------------------------------------------------------
                                 ALLOCATION FUND

                        CONTENTS OF REGISTRATION STATEMENT

This amendment comprises the following:

o     N-1A Facing Page
o     Part C of the Registration Statement (including signature page)
o     Exhibits (as indicated below)

The Prospectus and Statement of Additional Information are incorporated by reference to Post-Effective Amendment No. 1 to the Registrant's Form N-1A
Registration Statement (File No. 333-146105) (the "Registration Statement"),
filed on May 29, 2008 in accession number 0000728889-08-000730. There have been no changes to the Prospectus or Statement of Additional Information.

This Post-Effective Amendment No. 2 to the Registration Statement is made solely in order to file:

o     Exhibit 23(o) Powers of Attorney for all Trustees and Principal Officers.

           OPPENHEIMER PORTFOLIO SERIES FIXED INCOME ACTIVE ALLOCATION FUND

                                      FORM N-1A

                                        PART C

                                  OTHER INFORMATION

Item 23. - Exhibits

(a)   Declaration of Trust dated August 29, 2007: Previously filed with the
Registrant's Initial Registration Statement, 09/14/07, and incorporated herein by reference.

      (i) Amendment No. 1 to the Declaration of Trust dated November 30, 2007:
Previously filed with the Registrant's Pre-Effective Amendment No. 2, 12/17/07, and
incorporated herein by reference.

(b)   By-Laws dated August 29, 2007:  Previously filed with the Registrant's Initial
Registration Statement, 09/14/07, and incorporated herein by reference.

(c)   Not applicable.

(d)   Investment Advisory Agreement dated August 29, 2007:  Previously filed with the
Registrant's Pre-Effective Amendment No. 1, 11/23/07, and incorporated herein by reference.

(e)   (i) General Distributor's Agreement dated August 29, 2007: Previously filed with the Registrant's Initial Registration Statement, 09/14/07, and incorporated herein by reference.

      (ii) Form of Dealer Agreement of OppenheimerFunds Distributor, Inc.: Previously
filed with Post-Effective Amendment No. 34 to the Registration Statement of
Oppenheimer Main Street Funds, Inc. (Reg. No.33-17850), (10/23/06), and incorporated herein by reference.

      (iii) Form of Broker Agreement of OppenheimerFunds Distributor, Inc.:
Previously filed with Post-Effective Amendment No. 34 to the Registration Statement
of Oppenheimer Main Street Funds, Inc. (Reg. No.33-17850), (10/23/06), and
incorporated herein by reference.

      (iv) Form of Agency Agreement of OppenheimerFunds Distributor, Inc.: Previously
filed with Post-Effective Amendment No. 34 to the Registration Statement of
Oppenheimer Main Street Funds, Inc. (Reg. No.33-17850), (10/23/06), and incorporated herein by reference.

      (v) Form of Trust Company Fund/SERV Purchase Agreement of OppenheimerFunds
Distributor, Inc.: Previously filed with Post-Effective Amendment No. 45 to the
Registration Statement of Oppenheimer High Yield Fund (Reg. No. 2-62076), (10/26/01),
and incorporated herein by reference.

      (vi) Form of Trust Company Agency Agreement of OppenheimerFunds Distributor,
Inc.: Previously filed with Post-Effective Amendment No. 34 to the Registration
Statement of Oppenheimer Main Street Funds, Inc. (Reg. No.33-17850), (10/23/06), and
incorporated herein by reference.

(f)   Form of Compensation Deferral Plan for Disinterested Trustees/Directors:
Previously filed with Post-Effective Amendment No. 40 to the Registration Statement
of Oppenheimer High Yield Fund (Reg. No. 2-62076), (10/27/98), and incorporated herein by reference.

(g)   (i) Global Custodial Services Agreement dated 07/15/03, as amended 07/26/07:
Previously filed with Post-Effective Amendment No.1 to the Registration Statement of
Oppenheimer Rochester Arizona Municipal Fund (Reg. No. 333-132778), (07/26/07), and
incorporated herein by reference.

      (ii) Amended and Restated Foreign Custody Manager  Agreement dated May 31, 2001, as amended July 15, 2003:  Previously filed with the Pre-Effective  Amendment No. 1 to the  Registration  Statement of Oppenheimer  International  Large-Cap Core Trust (Reg.
No. 333-106014), (08/05/03), and incorporated herein by reference.

(h)   Not applicable.

(i)   Opinion and Consent of Counsel dated 11/19/07: Previously filed with the
Registrant's Pre-Effective Amendment No. 1, 11/23/07, and incorporated herein by reference.

(j)   Independent  Registered Public Accounting Firm's Consent:  Previously filed with the Registrant's  Post-Effective Amendment No. 1, 05/29/07, and incorporated herein by reference.

(k)   Not applicable.

(l)   Investment Letter from OppenheimerFunds, Inc. to Registrant: Previously filed with the Registrant's Pre-Effective Amendment No. 1, 11/23/07, and incorporated herein by reference.

(m)   (i) Service Plan and Agreement for Class A shares dated August 29, 2007:
Previously filed with the Registrant's Initial Registration Statement, 09/14/07, and
incorporated herein by reference.

      (ii) Distribution and Service Plan and Agreement for Class B shares dated
August 29, 2007:  Previously filed with the Registrant's Initial Registration
Statement, 09/14/07, and incorporated herein by reference.

      (iii) Distribution and Service Plan and Agreement for Class C shares dated
August 29, 2007: Previously filed with the Registrant's Initial Registration
Statement, 09/14/07, and incorporated herein by reference.

      (iv) Distribution and Service Plan and Agreement for Class N shares dated
August 29, 2007: Previously filed with the Registrant's Initial Registration
Statement, 09/14/07, and incorporated herein by reference.

(n)   Oppenheimer Funds Multiple Class Plan under Rule 18f-3 updated through August
29, 2007: Previously filed with the Registrant's Initial Registration Statement,
09/14/07, and incorporated herein by reference.

(o)   Powers of Attorney for all Trustees and Principal Officers:  Filed herewith.

(p)   Amended and Restated  Code of Ethics of the  Oppenheimer  Funds dated August 30,
2007 under Rule 17j-1 of the  Investment  Company Act of 1940:  Previously  filed with the Registrant's Initial Registration Statement,  09/14/07, and incorporated herein by reference.

Item 24. - Persons Controlled by or Under Common Control with the Fund

None.

Item 25. - Indemnification

Reference is made to the  provisions of Article Nine of  Registrant's  Declaration  of
Trust filed as Exhibit 23(a) to this Registration Statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of Registrant pursuant to the foregoing provisions or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities
(other than the payment by Registrant of expenses incurred or paid by a trustee, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person,
Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the
Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 26. - Business and Other Connections of the Investment Adviser
(a)   OppenheimerFunds, Inc. is the investment adviser of the Registrant; it and certain subsidiaries and affiliates act in the same capacity to other investment companies, including without limitation those described in Parts A and B hereof and listed in Item 26(b) below.

(b)   There is set forth below information as to any other business, profession, vocation or employment of a substantial nature in which each officer and director of
OppenheimerFunds, Inc. is, or at any time during the past two fiscal years has been, engaged for his/her own account or in the capacity of director, officer, employee, partner or trustee.

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Name and Current Position
with OppenheimerFunds, Inc. Other  Business  and  Connections  During the Past
                            Two Years
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Timothy L. Abbuhl,          Treasurer of Centennial Asset Management
Vice President              Corporation; Vice President and Assistant
                            Treasurer of OppenheimerFunds Distributor, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Patrick Adams               None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Robert Agan,                Senior Vice President of Shareholder Financial
Senior Vice President       Services, Inc. and Shareholders Services, Inc.;
                            Vice President of OppenheimerFunds Distributor,
                            Inc., Centennial Asset Management Corporation and
                            OFI Private Investments Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Carl Algermissen,           Assistant Secretary of Centennial Asset
Vice President & Associate  Management Corporation.
Counsel
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Michael Amato,              None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Nicole Andersen,            None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Tracey Beck Apostolopoulos, None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Janette Aprilante,          Secretary (since December 2001) of: Centennial
Vice President & Secretary  Asset Management Corporation, OppenheimerFunds
                            Distributor, Inc., HarbourView Asset Management
                            Corporation (since June 2003), Oppenheimer Real
                            Asset Management, Inc., Shareholder Financial
                            Services, Inc., Shareholder Services, Inc.,
                            Trinity Investment Management Corporation (since
                            January 2005), OppenheimerFunds Legacy Program,
                            OFI Private Investments Inc. (since June 2003)
                            and OFI Institutional Asset Management, Inc.
                            (since June 2003). Assistant Secretary of OFI
                            Trust Company (since December 2001).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Dmitri Artemiev             Formerly (until January 2007) Analyst/Developer
Assistant Vice President    at Fidelity Investments.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Hany S. Ayad,               None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Paul Aynsley,               Formerly Vice President at Kepler Equities
Vice President              (December 2006 - February 2008)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
James F. Bailey,            Senior Vice President of Shareholder Services,
Senior Vice President       Inc. (since March 2006).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Robert Baker,               None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
John Michael Banta,         None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Michael Barnes,             None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Adam Bass,                  None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Kevin Baum,                 None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Jeff Baumgartner,           Vice President of HarbourView Asset Management
Vice President              Corporation.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Marc Baylin,                Vice President of OFI Institutional Asset
Vice President              Management, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Todd Becerra,               None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Kathleen Beichert,          Vice President of OppenheimerFunds Distributor,
Senior Vice President       Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Gerald B. Bellamy,          Vice President (Sales Manager of the
Vice President              International Division) of OFI Institutional
                            Asset Management, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Erik S. Berg,               None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Emanuele Bergagnine,        Assistant Vice President of OFI Institutional
Assistant Vice President    Asset Management, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Robert Bertucci,            None
Assistant Vice President:
Rochester Division
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Rajeev Bhaman,              Vice President of OFI Institutional Asset
Senior Vice President       Management, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Craig Billings,             None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Mark Binning,               None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Robert J. Bishop,           Treasurer (since October 2003) of
Vice President              OppenheimerFunds Distributor, Inc. and Centennial
                            Asset Management Corporation; Assistant Secretary
                            of Oppenheimer Acquisition Corp.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Julie Blanchard,            Formerly Fund Accounting Manager at
Assistant Vice President    OppenheimerFunds, Inc. (April 2006 - February
                            2008).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Beth Bleimehl,              None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Lisa I. Bloomberg,          Assistant Secretary of Oppenheimer Real Asset
Vice President & Deputy     Management, Inc.
General Counsel
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Veronika Boesch,            None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Chad Boll,                  None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Antulio N. Bomfim,          None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Michelle Borre Massick,     None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Lori E. Bostrom,            Assistant Secretary of OppenheimerFunds Legacy
Vice President & Deputy     Program.
General Counsel
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
David J. Bowers             Formerly (until July 2007) Analyst at Evergreen
Assistant Vice President    Investments.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
John Boydell,               None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Richard Britton,            Formerly CTO/Managing Director of IT
Vice President              Infrastructure at GMAC Residential Funding
                            Corporation (October 2000 - October 2006).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Garrett C. Broadrup,        Formerly an Associate at Davis Polk & Wardwell
Vice President & Assistant  (October 2002 - October 2006).
Counsel
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Michael Bromberg,           None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Holly Broussard,            None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Roger Buckley,              Formerly Manager in Finance (May 2006 - February
Assistant Vice President    2008) at OppenheimerFunds, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Carla Buffulin,             None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Stephanie Bullington,       None
Assistant Vice President
-------------------------------------------------------------------------------
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Paul Burke,                 None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Mark Burns,                 None
Vice President
-------------------------------------------------------------------------------
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JoAnne Butler,              None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Geoffrey Caan,              None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Christine Calandrella,      Formerly Director of Empower Network (March 2007
Assistant Vice President    - September 2007); formerly HR Manager of Arrow
                            Electronics, Inc. (June 1998 - March 2007).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Dale William Campbell,      Formerly (until January 2007) Manager at
Assistant Vice President    OppenheimerFunds, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Patrick Campbell,           Vice President of OppenheimerFunds Distributor,
Vice President              Inc., Shareholder Services, Inc. and Shareholder
                            Financial Services, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Catherine Carroll,          None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Debra Casey,                None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Lisa Chaffee,               None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Ronald Chibnik,             None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Patrick Sheng Chu,          None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Brett Clark,                None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Jennifer Clark,             Formerly Manager at OppenheimerFunds, Inc.
Assistant Vice President    (February 2006 - February 2008).  Assistant Vice
                            President at Shareholder Financial Services,
                            Inc., Shareholder Services, Inc., and  OFI
                            Private Investments Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
H.C. Digby Clements,        None
Senior Vice President:
Rochester Division
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Thomas Closs,               Formerly (until January 2007) Development Manager
Assistant Vice President    at OppenheimerFunds, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
David Cole,                 Formerly Manager at OppenheimerFunds, Inc (May
Assistant Vice President    2006 - January 2008).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Eric Compton,               None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Gerald James Concepcion,    None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Susan Cornwell,             Senior Vice President of Shareholder Financial
Senior Vice President       Services, Inc. and Shareholder Services, Inc.;
                            Vice President of OppenheimerFunds Distributor,
                            Inc., Centennial Asset Management Corporation and
                            OppenheimerFunds Legacy Program.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Cheryl Corrigan,            None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Belinda J. Cosper,          None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Scott Cottier,              None
Vice President:
Rochester Division
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Lauren Coulston,            None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Terry Crady,                Formerly IT Development Manager at
Assistant Vice President    OppenheimerFunds, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
George Curry,               Vice President of OppenheimerFunds Distributor,
Vice President              Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Julie C. Cusker,            None
Assistant Vice President:
Rochester Division
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Kevin Dachille,             None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Rushan Dagli,               Vice President of OFI Private Investments Inc.,
Vice President              Shareholder Financial Services, Inc. and
                            Shareholder Services, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
John Damian,                None
Senior Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Jason Davis,                Formerly Manager at OppenheimerFunds, Inc.
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Robert Dawson,              None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
John Delano,                None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Kendra Delisa,              Formerly (until January 2007) Manager at
Assistant Vice President    OppenheimerFunds, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Damaris De Los Santos,      Formerly Senior Account Executive (July 2003 -
Assistant Vice President    February 2008).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Richard Demarco,            None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Craig P. Dinsell,           None
Executive Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Randall C. Dishmon,         None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Rebecca K. Dolan,           None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Steven D. Dombrower,        Senior Vice President of OFI Private Investments
Vice President              Inc.; Vice President of OppenheimerFunds
                            Distributor, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Sara Donahue,               Formerly (until November 2006) Manager at
Assistant Vice President    OppenheimerFunds, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Alicia Dopico,              Formerly (until August 2007) Manager at
Assistant Vice President    OppenheimerFunds, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Thomas Doyle,               None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Bruce C. Dunbar,            None
Senior Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Brian Dvorak,               None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Richard Edmiston,           None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
A. Taylor Edwards,          None
Vice President & Assistant
Counsel
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Venkat Eleswarapu,          None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Christopher Emanuel,        None
Vice President
-------------------------------------------------------------------------------
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Daniel R. Engstrom,         None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
James Robert Erven,         None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
George R. Evans,            None
Senior Vice President &
Director of International
Equities
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Edward N. Everett,          None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Kathy Faber,                None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
David Falicia,              Assistant Secretary (as of July 2004) of
Assistant Vice President    HarbourView Asset Management Corporation.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Rachel Fanopoulos,          Formerly Manager (until August 2007) at
Assistant Vice President    OppenheimerFunds, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Matthew Farkas,             None
Vice President and
Assistant Counsel
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Kristie Feinberg,           Assistant Treasurer of Oppenheimer Acquisition
Vice President              Corp.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
William Ferguson,           Formerly Senior Marketing Manager at ETrade (June
Assistant Vice President    2006 - January 2007) and Senior Marketing Manager
                            at Axa Financial (April 2000 - June 2006).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Emmanuel Ferreira,          None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Ronald H. Fielding,         Vice President of OppenheimerFunds Distributor,
Senior Vice President;      Inc.; Director of ICI Mutual Insurance Company;
Chairman of the Rochester   Governor of St. John's College; Chairman of the
Division                    Board of Directors of International Museum of
                            Photography at George Eastman House.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Bradley G. Finkle,          None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Steven Fling,               None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
John E. Forrest,            Senior Vice President of OppenheimerFunds
Senior Vice President       Distributor, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
David Foxhoven,             Assistant Vice President of OppenheimerFunds
Senior Vice President       Legacy Program; Vice President of HarbourView
                            Asset Management Corporation.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Colleen M. Franca,          None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Barbara Fraser,             Secretary of OFI Trust Company (since December
Vice President & Associate  2007).
Counsel
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Dominic Freud,              None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Hazem Gamal,                None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Charles Gapay,              Formerly (as of January 2007) Help Desk Manager
Assistant Vice President    at OppenheimerFunds, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Seth Gelman,                None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Timothy Gerlach,            None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Alan C. Gilston,            None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Jacqueline Girvin-Harkins,  None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Jill E. Glazerman,          None
Senior Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Kevin Glenn,                Formerly Tax Manager at OppenheimerFunds, Inc.
Assistant Vice President    (December 2006 - February 2008).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Benjamin J. Gord,           Vice President of HarbourView Asset Management
Vice President              Corporation and of OFI Institutional Asset
                            Management, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Raquel Granahan,            Senior Vice President of OFI Private Investments
Senior Vice President       Inc.; Vice President of OppenheimerFunds
                            Distributor, Inc., and OppenheimerFunds Legacy
                            Program.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Robert B. Grill,            None
Senior Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Carol Guttzeit,             None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Marilyn Hall,               None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Kelly Haney,                None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Steve Hauenstein,           None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Robert W. Hawkins,          None
Vice President & Assistant
Counsel
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Thomas B. Hayes,            None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Bradley Hebert,             Manager at OppenheimerFunds, Inc. (October 2004 -
Assistant Vice President    February 2008).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Heidi Heikenfeld,           None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Annika Helgerson,           None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Daniel Herrmann,            Vice President of OFI Private Investments Inc.
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Benjamin Hetrick,           Manager at OppenheimerFunds, Inc (May 2006 -
Assistant Vice President    December 2007).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Dennis Hess,                None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Joseph Higgins,             Vice President of OFI Institutional Asset
Vice President              Management, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Dorothy F. Hirshman,        None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Daniel Hoelscher,           None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Eivind Holte,               Formerly Vice President at U.S. Trust (June 2005
Vice President              - October 2007)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Brian Hourihan,             Assistant Secretary of Oppenheimer Real Asset
Vice President & Deputy     Management, Inc., HarbourView Asset Management
General Counsel             Corporation, OFI Institutional Asset Management,
                            Inc. (since April 2006) and Trinity Investment
                            Management Corporation.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Edward Hrybenko,            Vice President of OppenheimerFunds Distributor,
Vice President              Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Jason Hubersberger,         None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Kevin Andrew Huddleston,    None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Scott T. Huebl,             Assistant Vice President of OppenheimerFunds
Vice President              Legacy Program.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Douglas Huffman,            None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Margaret Hui,               None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Dana Hunter,                None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
John Huttlin,               Senior Vice President (Director of the
Vice President              International Division) (since January 2004) of
                            OFI Institutional Asset Management, Inc.;
                            Director (since June 2003) of OppenheimerFunds
                            International Distributor Limited.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
James G. Hyland,            None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Kelly Bridget Ireland,      None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Kathleen T. Ives,           Vice President and Assistant Secretary of
Vice President, Deputy      OppenheimerFunds Distributor, Inc. and
General Counsel &           Shareholder Services, Inc.; Assistant Secretary
Assistant Secretary         of Centennial Asset Management Corporation,
                            OppenheimerFunds Legacy Program and Shareholder
                            Financial Services, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
William Jaume,              Senior Vice President of HarbourView Asset
Vice President              Management Corporation and OFI Institutional
                            Asset Management, Inc.; Director of OFI Trust
                            Company.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Frank V. Jennings,          None
Senior Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
John Jennings,              None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Jin Jo,                     Formerly Audit Manager at Deloitte & Touche LLP
Assistant Vice President    (as of August 2007)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Lisa Kadehjian,             None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Charles Kandilis,           None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Amee Kantesaria,            Formerly Counsel at Massachusetts Mutual Life
Assistant Vice President    Insurance Company
                            (May 2005-December 2006).
Assistant Counsel
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Rezo Kanovich,              None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Thomas W. Keffer,           Senior Vice President of OppenheimerFunds
Senior Vice President       Distributor, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
James Kennedy,              Formerly self-employed (December 2005 - September
Senior Vice President       2006).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Michael Keogh,              Vice President of OppenheimerFunds Distributor,
Vice President              Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
John Kiernan,               None
Vice President & Marketing
Compliance Manager
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Michael Kim,                None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Audrey Kiszla,              None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Lisa Klassen,               Vice President of OFI Private Investments Inc.,
Vice President              Shareholder Financial Services, Inc. and
                            Shareholder Financial Services, Inc.; Assistant
                            Vice President of OppenheimerFunds Legacy Program
                            and OppenheimerFunds Distributor, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Richard Knott,              President and Director of OppenheimerFunds
Executive Vice President    Distributor, Inc.; Executive Vice President of
                            OFI Private Investments Inc.; Executive Vice
                            President & Director of Centennial Asset
                            Management Corporation.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Daniel Kohn,                None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Martin S. Korn,             None
Senior Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Tatyana Kosheleva,          Formerly (as of April 2007) Finance Manager at
Assistant Vice President    IBM Corp.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Brian Kramer,               None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
S. Arthur Krause,           Formerly Product Manager of OppenheimerFunds,
Assistant Vice President    Inc. (as of January 2007).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Alexander Kurinets,         None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Gloria LaFond,              None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Lisa Lamentino,             None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Tracey Lange,               Vice President of OppenheimerFunds Distributor,
Vice President              Inc. and OFI Private Investments Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Jeffrey P. Lagarce,         President of OFI Institutional Asset Management,
Senior Vice President       Inc. as of January 2005.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
John Latino,                None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Gayle Leavitt,              None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Christopher M. Leavy,       Senior Vice President of OFI Private Investments
Senior Vice President       Inc., OFI Institutional Asset Management, Inc.,
                            and Trinity Investment Management Corporation
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Randy Legg,                 None
Vice President & Associate
Counsel
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Laura Leitzinger,           Senior Vice President of Shareholder Services,
Senior Vice President       Inc. and Shareholder Financial Services, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Justin Leverenz,            None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Michael S. Levine,          None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Brian Levitt,               None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Gang Li,                    None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Shanquan Li,                None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Julie A. Libby,             Senior Vice President and Chief Operating Officer
Senior Vice President       of OFI Private Investments Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Daniel Lifshey,             None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Mitchell J. Lindauer,       None
Vice President & Assistant
General Counsel
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Bill Linden,                None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Malissa B. Lischin,         Assistant Vice President of OppenheimerFunds
Vice President              Distributor, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Justin Livengood,           None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Christina Loftus,           None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
David P. Lolli,             None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Ian Loughlin,               Formerly Financial Analysis Manager at
Assistant Vice President    OppenheimerFunds, Inc. (June 2005 - February
                            2008).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Daniel G. Loughran          None
Senior Vice President:
Rochester Division
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Patricia Lovett,            Vice President of Shareholder Financial Services,
Senior Vice President       Inc. and Senior Vice President of Shareholder
                            Services, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Misha Lozovik,              None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Dongyan Ma,                 None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Steve Macchia,              None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Matthew Maley,              Formerly Operations Manager at Bear Stearns (June
Assistant Vice President    2005 - February 2008).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Daniel Martin,              None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Jerry Mandzij,              None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Angelo G. Manioudakis,      Senior Vice President of HarbourView Asset
Senior Vice President       Management Corporation and of OFI Institutional
                            Asset Management, Inc.; Vice President of
                            Oppenheimer Real Asset Management, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Carolyn Maxson,             None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
William T. Mazzafro,        None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Trudi McCanna,              None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Neil McCarthy,              None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Elizabeth McCormack,        Vice President and Assistant Secretary of
Vice President              HarbourView Asset Management Corporation.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
John McCullough,            None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Joseph McDonnell,           None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Joseph McGovern,            None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Charles L. McKenzie,        Chairman of the Board, Director, Chief Executive
Senior Vice President       Officer and President of OFI Trust Company;
                            Chairman, Chief Executive Officer, Chief
                            Investment Officer and Director of OFI
                            Institutional Asset Management, Inc.; Chief
                            Executive Officer, President, Senior Managing
                            Director and Director of HarbourView Asset
                            Management Corporation; Chairman, President and
                            Director of Trinity Investment Management
                            Corporation and Vice President of Oppenheimer
                            Real Asset Management, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
William McNamara,           None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Mary McNamee,               None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Michael Medev,              None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Lucienne Mercogliano,       None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Jay Mewhirter,              None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Andrew J. Mika,             None
Senior Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Jan Miller,                 None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Scott Miller,               Formerly Assistant Vice President at AXA
Vice President              Distributors, LLC (July 2005 - February 2008).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Rejeev Mohammed,            None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Nikolaos D. Monoyios,       Senior Vice President of OFI Institutional Asset
Senior Vice President       Management, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Sarah Morrison,             Formerly (as of January 2007) Manager at
Assistant Vice President    OppenheimerFunds, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Jill Mulcahy,               None
Vice President:
Rochester Division
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
John V. Murphy,             President and Management Director of Oppenheimer
Chairman, Chief             Acquisition Corp.; President and Director of
Executive Officer &         Oppenheimer Real Asset Management, Inc.; Chairman
Director                    and Director of Shareholder Services, Inc. and
                            Shareholder Financial Services, Inc.; Director of
                            OppenheimerFunds Distributor, Inc., OFI
                            Institutional Asset Management, Inc., Trinity
                            Investment Management Corporation, Tremont Group
                            Holdings, Inc., HarbourView Asset Management
                            Corporation and OFI Private Investments Inc.;
                            Executive Vice President of Massachusetts Mutual
                            Life Insurance Company; Director of DLB
                            Acquisition Corporation; a member of the
                            Investment Company Institute's Board of Governors.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Suzanne Murphy,             Vice President of OFI Private Investments Inc.
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Thomas J. Murray,           None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Christine Nasta,            Vice President of OppenheimerFunds Distributor,
Vice President              Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Paul Newman,                None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Richard Nichols,            None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
William Norman,             None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
James B. O'Connell,         None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Matthew O'Donnell,          None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Lisa Ogren,                 Formerly Manager at OppenheimerFunds, Inc.
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Tony Oh,                    None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
John J. Okray,              None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Kristina Olson,             None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Lerae A. Palumbo,           None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Kathleen Patton,            Assistant Vice President of Shareholder Services,
Assistant Vice President    Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
David P. Pellegrino,        None
Senior Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Allison C. Pells,           None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Robert H. Pemble,           None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Lori L. Penna,              None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Brian Petersen,             Assistant Treasurer of OppenheimerFunds Legacy
Vice President              Program.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Marmeline Petion-Midy,      None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
David Pfeffer,              Treasurer of Oppenheimer Acquisition Corp.;
Senior Vice President &     Senior Vice President of HarbourView Asset
Chief Financial Officer     Management Corporation since February 2004.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
James F. Phillips,          None
Senior Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Gary Pilc,                  None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
John Piper,                 Assistant Vice President of Shareholder Services,
Assistant Vice President    Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Jeaneen Pisarra,            None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Nicolas Pisciotti,          None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Christine Polak,            None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Sergei Polevikov,           None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Jeffrey Portnoy,            None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
David Preuss,               None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Ellen Puckett,              None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Jodi Pullman,               Formerly Product Manager at OppenheimerFunds,
Assistant Vice President    Inc. (January 2007 - February 2008); Senior
                            Project Manager at OppenheimerFunds, Inc. (March
                            2006 - January 2007).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Paul Quarles,               None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Michael E. Quinn,           None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Julie S. Radtke,            None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Timothy Raeke,              Formerly (as of July 2007) Vice President at MFS
Assistant Vice President    Investment Management.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Norma J. Rapini,            None
Assistant Vice President:
Rochester Division
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Corry E. Read,              None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Marc Reinganum,             None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Jill Reiter,                None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Jason Reuter,               Formerly Manager at OppenheimerFunds, Inc.
Assistant Vice President    (February 2006 - February 2008).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Eric Rhodes,                None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Maria Ribeiro De Castro,    None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Eric Richter,               Vice President of HarbourView Asset Management
Vice President              Corporation.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Claire Ring,                None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Grace Roberts,              None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
David Robertson,            Senior Vice President of OppenheimerFunds
Senior Vice President       Distributor, Inc.; President and Director of
                            Centennial Asset Management Corporation.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Robert Robis,               None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Antoinette Rodriguez,       None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Lucille Rodriguez,          None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Stacey Roode,               None
Senior Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Jeffrey S. Rosen,           None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Stacy Roth,                 None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Richard Royce,              None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Adrienne Ruffle,            Assistant Secretary of OppenheimerFunds Legacy
Vice President & Assistant  Program.
Counsel
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Kim Russomanno,             None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Gerald Rutledge,            None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Julie Anne Ryan,            None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Timothy Ryan,               None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Matthew Torpey,             None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Rohit Sah,                  None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Gary Salerno,               Formerly (as of May 2007) Separate Account
Assistant Vice President    Business Liaison at OppenheimerFunds, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Valerie Sanders,            None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Kurt Savallo,               Formerly Senior Business Analyst at
Assistant Vice President    OppenheimerFunds, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Rudi W. Schadt,             None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Mary Beth Schellhorn,       Formerly Human Resources Generalist at Misys
Assistant Vice President    Banking Systems (November 2000 - June 2006).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Ellen P. Schoenfeld,        None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Kathleen Schmitz,           Assistant Vice President of HarbourView Asset
Assistant Vice President    Management Corporation. Formerly Fund Accounting
                            Manager at OppenheimerFunds, Inc. (November 2004
                            - February 2008).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Patrick Schneider,          Formerly Human Resources Manager at ADT Security
Assistant Vice President    Services (December 2001 - July 2006).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Scott A. Schwegel,          None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Allan P. Sedmak,            None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Jennifer L. Sexton,         Senior Vice President of OFI Private Investments
Vice President              Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Asutosh Shah,               None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Kamal Shah,                 None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Navin Sharma,               None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Tammy Sheffer,              None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Mary Dugan Sheridan,        None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Nicholas Sherwood,          Formerly Manager at OppenheimerFunds, Inc.
Assistant Vice President    (February 2006 - February 2008).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
David C. Sitgreaves,        None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Michael Skatrud,            Formerly (as of March 2007) Corporate Bond
Assistant Vice President    Analyst at Putnam Investments.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Enrique H. Smith,           None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Kevin Smith,                None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Paul Snogren                None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Louis Sortino,              None
Vice President:
Rochester Division
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Keith J. Spencer,           None
Senior Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Marco Antonio Spinar,       None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Brett Stein,                Formerly Vice President of Client Services at
Vice President              XAware, Inc. (October 2002 - August 2006).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Richard A. Stein,           None
Vice President:
Rochester Division
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Arthur P. Steinmetz,        Senior Vice President of HarbourView Asset
Senior Vice President       Management Corporation; Vice President of OFI
                            Institutional Asset Management, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Jennifer Stevens,           None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Benjamin Stewart,           None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Peter Strzalkowski,         Vice President of HarbourView Asset Management,
Vice President              Inc. Formerly (as of August 2007).
                            Founder/Managing Partner at Vector Capital
                            Management.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
John P. Stoma,              Senior Vice President of OppenheimerFunds
Senior Vice President       Distributor, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Amy Sullivan,               None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Carole Sumption,            Formerly Vice President at Policy Studies, Inc.
Vice President              (July 2003 - April 2007).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Michael Sussman,            Vice President of OppenheimerFunds Distributor,
Vice President              Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Thomas Swaney,              Vice President of HarbourView Asset Management
Vice President              Corporation.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Brian C. Szilagyi,          None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Martin Telles,              Senior Vice President of OppenheimerFunds
Senior Vice President       Distributor, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Charles Toomey,             None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Vincent Toner,              None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Melinda Trujillo,           None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Leonid Tsvayg,              None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Keith Tucker,               None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Cameron Ullyatt,            None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Angela Uttaro,              None
Assistant Vice President:
Rochester Division
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Mark S. Vandehey,           Vice President and Chief Compliance Officer of
Senior Vice President &     OppenheimerFunds Distributor, Inc., Centennial
Chief Compliance Officer    Asset Management Corporation and Shareholder
                            Services, Inc.; Chief Compliance Officer of
                            HarbourView Asset Management Corporation, Real
                            Asset Management, Inc., Shareholder Financial
                            Services, Inc., Trinity Investment Management
                            Corporation, OppenheimerFunds Legacy Program, OFI
                            Private Investments Inc. and OFI Trust Company
                            and OFI Institutional Asset Management, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Maureen Van Norstrand,      None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Nancy Vann,                 None
Vice President & Associate
Counsel
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Rene Vecka,                 None
Assistant Vice President:
Rochester Division
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Vincent Vermette,           Assistant Vice President of OppenheimerFunds
Vice President              Distributor, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Elaine Villas-Obusan,       None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Ryan Virag,                 None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Jake Vogelaar,              None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Phillip F. Vottiero,        None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Mark Wachter,               Formerly Manager at OppenheimerFunds, Inc.
Vice President              (March 2005 - February 2008).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Lisa Walsh,                 None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Darren Walsh,               President and Director of Shareholder Financial
Executive Vice President    Services, Inc. and Shareholder Services, Inc.
                            Formerly General Manager and Senior Vice
                            President of Comverse (December 2005 - September
                            2006).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Richard Walsh,              Vice President of OFI Private Investments.
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Deborah Weaver,             None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Jerry A. Webman,            Senior Vice President of HarbourView Asset
Senior Vice President       Management Corporation.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Christopher D. Weiler,      None
Vice President:
Rochester Division
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Barry D. Weiss,             Vice President of HarbourView Asset Management
Vice President              Corporation and of Centennial Asset Management
                            Corporation.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Melissa Lynn Weiss,         None
Vice President & Senior
Counsel
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Christine Wells,            None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Joseph J. Welsh,            Vice President of HarbourView Asset Management
Vice President              Corporation.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Catherine M. White,         Assistant Vice President of OppenheimerFunds
Assistant Vice President    Distributor, Inc.; member of the American Society
                            of Pension Actuaries (ASPA) since 1995.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Troy Willis,                None
Assistant Vice President,
Rochester Division
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Mitchell Williams,          None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Julie Wimer,                None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Donna M. Winn,              President, Chief Executive Officer & Director of
Senior Vice President       OFI Private Investments Inc.; Director &
                            President of OppenheimerFunds Legacy Program;
                            Senior Vice President of OppenheimerFunds
                            Distributor, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Brian W. Wixted,            Treasurer of HarbourView Asset Management
Senior Vice President &     Corporation; OppenheimerFunds International Ltd.,
Treasurer                   Oppenheimer Real Asset Management, Inc.,
                            Shareholder Services, Inc., Shareholder Financial
                            Services, Inc., OFI Private Investments Inc., OFI
                            Institutional Asset Management, Inc.,
                            OppenheimerFunds plc and OppenheimerFunds Legacy
                            Program; Treasurer and Chief Financial Officer of
                            OFI Trust Company; Assistant Treasurer of
                            Oppenheimer Acquisition Corp.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Carol E. Wolf,              Senior Vice President of HarbourView Asset
Senior Vice President       Management Corporation and of Centennial Asset
                            Management Corporation; Vice President of OFI
                            Institutional Asset Management, Inc; serves on
                            the Board of the Colorado Ballet.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Meredith Wolff,             Vice President of OppenheimerFunds Distributor,
Vice President              Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Oliver Wolff,               None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Kurt Wolfgruber,            Director of OppenheimerFunds Distributor, Inc.,
President, Chief            Director of Tremont Group Holdings, Inc.,
Investment Officer &        HarbourView Asset Management Corporation and OFI
Director                    Institutional Asset Management, Inc. (since June
                            2003). Management Director of Oppenheimer
                            Acquisition Corp. (since December 2005).
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Caleb C. Wong,              None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Edward C. Yoensky,          None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Geoff Youell,               None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Lucy Zachman,               None
Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Robert G. Zack,             General Counsel of Centennial Asset Management
Executive Vice President &  Corporation; General Counsel and Director of
General Counsel             OppenheimerFunds Distributor, Inc.; Senior Vice
                            President and General Counsel of HarbourView
                            Asset Management Corporation and OFI
                            Institutional Asset Management, Inc.; Senior Vice
                            President, General Counsel and Director of
                            Shareholder Financial Services, Inc., Shareholder
                            Services, Inc., OFI Private Investments Inc.;
                            Executive Vice President, General Counsel and
                            Director of OFI Trust Company; Director and
                            Assistant Secretary of OppenheimerFunds
                            International Limited; Vice President, Secretary
                            and General Counsel of Oppenheimer Acquisition
                            Corp.; Director and Assistant Secretary of
                            OppenheimerFunds International Distributor
                            Limited; Vice President of OppenheimerFunds
                            Legacy Program; Vice President and Director of
                            Oppenheimer Partnership Holdings Inc.; Director
                            of OFI Institutional Asset Management, Ltd.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Anna Zatulovskaya,          None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Mark D. Zavanelli,          Vice President of OFI Institutional Asset
Vice President              Management, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Alex Zhou,                  None
Assistant Vice President
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Ronald Zibelli, Jr.         Formerly Managing Director and Small Cap Growth
Vice President              Team Leader at Merrill Lynch.
-------------------------------------------------------------------------------

The Oppenheimer Funds include the following:
Centennial California Tax Exempt Trust
Centennial Government Trust
Centennial Money Market Trust
Centennial New York Tax Exempt Trust
Centennial Tax Exempt Trust
Limited Term New York Municipal Fund (a series of Rochester Portfolio Series)
OFI Tremont Core Strategies Hedge Fund
OFI Tremont Market Neutral Hedge Fund
Oppenheimer Absolute Return Fund
Oppenheimer AMT-Free Municipals
Oppenheimer AMT-Free New York Municipals
Oppenheimer Balanced Fund
Oppenheimer Baring China Fund
Oppenheimer Baring Japan Fund
Oppenheimer Baring SMA International Fund
Oppenheimer California Municipal Fund
Oppenheimer Capital Appreciation Fund
Oppenheimer Capital Income Fund
Oppenheimer Cash Reserves
Oppenheimer Champion Income Fund
Oppenheimer Commodity Strategy Total Return Fund
Oppenheimer Convertible Securities Fund (a series of Bond Fund Series)
Oppenheimer Core Bond Fund (a series of Oppenheimer Integrity Funds)
Oppenheimer Developing Markets Fund
Oppenheimer Discovery Fund
Oppenheimer Dividend Growth Fund
Oppenheimer Emerging Growth Fund
Oppenheimer Equity Fund, Inc.
Oppenheimer Equity Income Fund, Inc.
Oppenheimer Global Fund
Oppenheimer Global Opportunities Fund
Oppenheimer Global Value Fund
Oppenheimer Gold & Special Minerals Fund
Oppenheimer International Bond Fund
Oppenheimer Institutional Money Market Fund
Oppenheimer International Diversified Fund
Oppenheimer International Growth Fund
Oppenheimer International Small Company Fund
Oppenheimer International Value Fund (a series of Oppenheimer International Value
   Trust)
Oppenheimer Limited Term California Municipal Fund
Oppenheimer Limited-Term Government Fund
Oppenheimer Limited Term Municipal Fund (a series of Oppenheimer Municipal Fund)
Oppenheimer Main Street Fund (a series of Oppenheimer Main Street Funds, Inc.)
Oppenheimer Main Street Opportunity Fund
Oppenheimer Main Street Small Cap Fund
Oppenheimer Master International Value Fund, LLC
Oppenheimer Master Loan Fund, LLC
Oppenheimer MidCap Fund
Oppenheimer Money Market Fund, Inc.
Oppenheimer Multi-State Municipal Trust (3 series):
   Oppenheimer New Jersey Municipal Fund
   Oppenheimer Pennsylvania Municipal Fund
   Oppenheimer Rochester National Municipals
Oppenheimer Portfolio Series (4 series)
   Conservative Investor Fund
   Moderate Investor Fund
   Equity Investor Fund
   Active Allocation Fund
Oppenheimer Portfolio Series Fixed Income Active Allocation Fund
Oppenheimer Principal Protected Main Street Fund (a series of Oppenheimer Principal
   Protected Trust)
Oppenheimer Principal Protected Main Street Fund II (a series of Oppenheimer Principal
   Protected Trust II)
Oppenheimer Principal Protected Main Street Fund III (a series of Oppenheimer
   Principal Protected Trust III)
Oppenheimer Quest For Value Funds (3 series)
   Oppenheimer Quest Balanced Fund
   Oppenheimer Quest Opportunity Value Fund
   Oppenheimer Small- & Mid-Cap Value Fund
Oppenheimer Quest International Value Fund, Inc.
Oppenheimer Real Estate Fund
Oppenheimer Rising Dividends Fund, Inc.
Oppenheimer Rochester Arizona Municipal Fund
Oppenheimer Rochester Maryland Municipal Fund
Oppenheimer Rochester Massachusetts Municipal Fund
Oppenheimer Rochester Michigan Municipal Fund
Oppenheimer Rochester Minnesota Municipal Fund
Oppenheimer Rochester North Carolina Municipal Fund
Oppenheimer Rochester Ohio Municipal Fund
Oppenheimer Rochester Virginia Municipal Fund
Oppenheimer Select Value Fund
Oppenheimer Senior Floating Rate Fund
Oppenheimer Series Fund, Inc. (1 series):
Oppenheimer Value Fund
Oppenheimer SMA Core Bond Fund
Oppenheimer SMA International Bond Fund
Oppenheimer Strategic Income Fund
Oppenheimer Transition 2010 Fund
Oppenheimer Transition 2015 Fund
Oppenheimer Transition 2020 Fund
Oppenheimer Transition 2025 Fund
Oppenheimer Transition 2030 Fund
Oppenheimer Transition 2040 Fund
Oppenheimer Transition 2050 Fund
Oppenheimer Tremont Market Neutral Fund, LLC
Oppenheimer Tremont Opportunity Fund, LLC
Oppenheimer U.S. Government Trust
Oppenheimer Variable Account Funds (11 series):
   Oppenheimer Balanced Fund/VA
   Oppenheimer Capital Appreciation Fund/VA
   Oppenheimer Core Bond Fund/VA
   Oppenheimer Global Securities Fund/VA
   Oppenheimer High Income Fund/VA
   Oppenheimer Main Street Fund/VA
   Oppenheimer Main Street Small Cap Fund/VA
   Oppenheimer MidCap Fund/VA
   Oppenheimer Money Fund/VA
   Oppenheimer Strategic Bond Fund/VA
   Oppenheimer Value Fund/VA
Panorama Series Fund, Inc. (4 series):
   Government Securities Portfolio
   Growth Portfolio
   Oppenheimer International Growth Fund/VA
   Total Return Portfolio
Rochester Fund Municipals

The address of the Oppenheimer funds listed above, Shareholder Financial Services,
Inc., Shareholder Services, Inc., OppenheimerFunds Services, Centennial Asset
Management Corporation, and OppenheimerFunds Legacy Program is 6803 South Tucson Way,
Centennial, Colorado 80112-3924.

The address of OppenheimerFunds, Inc., OppenheimerFunds Distributor, Inc.,
HarbourView Asset Management Corporation, Oppenheimer Acquisition Corp., OFI Private
Investments Inc., OFI Institutional Asset Management, Inc. Oppenheimer Real Asset
Management, Inc. and OFI Trust Company is Two World Financial Center, 225 Liberty
Street, 11th Floor, New York, New York 10281-1008.

The address of Tremont Group Holdings, Inc. is 555 Theodore Fremd Avenue, Suite
206-C, Rye, New York 10580.

The address of OppenheimerFunds International Ltd. is 70 Sir John Rogerson's Quay,
Dublin 2, Ireland.

The address of Trinity Investment Management Corporation is 301 North Spring Street,
Bellefonte, Pennsylvania 16823.

The address of OppenheimerFunds International Distributor Limited is Suite 1601,
Central Tower, 28 Queen's Road Central, Hong Kong.

Item 27. Principal Underwriter

(a)   OppenheimerFunds Distributor, Inc. is the Distributor of the Registrant's
shares. It is also the Distributor of each of the other registered open-end investment companies for which OppenheimerFunds, Inc. is the investment adviser, as described in Part A and Part B of this Registration Statement and listed in Item
26(b) above (except Panorama Series Fund, Inc.) and for MassMutual Institutional
Funds.

(b)   The directors and officers of the Registrant's principal underwriter are:

----------------------------------------------------------------------------------
Name & Principal                 Position & Office        Position and Office
Business Address                 with Underwriter         with Registrant
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Timothy Abbhul(1)                Vice President and       None
                                 Treasurer
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Robert Agan(1)                   Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Anthony Allocco(2)               Assistant Vice President None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Janette Aprilante(2)             Secretary                None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Tracey Apostolopoulos(1)         Assistant Vice President None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
James Barker                     Vice President           None
1723 W. Nelson Street
Chicago, IL 60657
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Kathleen Beichert(1)             Senior Vice President    None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Rocco Benedetto(2)               Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Thomas Beringer                  Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Christopher Bergeron             Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Rick Bettridge                   Vice President           None
11504 Flowering Plum Lane
Highland,  UT  84003
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
David A. Borrelli                Vice President           None
105 Black Calla Ct.
San Ramon, CA 94583
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Jeffrey R. Botwinick             Vice President           None
4431 Twin Pines Drive
Manlius, NY 13104
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Sarah Bourgraf(1)                Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Bryan Bracchi                    Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Michelle Brennan(2)              Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Joshua Broad(2)                  Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Kevin E. Brosmith                Senior Vice President    None
5 Deer Path
South Natlick, MA 01760
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Jeffrey W. Bryan                 Vice President           None
1048 Malaga Avenue
Coral Gables, FL 33134
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Ross Burkstaller                 Vice President           None
211 Tulane Drive SE
Albuquerque, NM 87106
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Patrick Campbell(1)              Assistant Vice President None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Robert Caruso                    Vice President           None
15 Deforest Road
Wilton, CT 06897
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Donelle Chisolm(2)               Assistant Vice President None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Angelanto Ciaglia(2)             Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Melissa Clayton(2)               Assistant Vice President None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Craig Colby(2)                   Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Rodney Constable(1)              Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Susan Cornwell(1)                Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Neev Crane                       Vice President           None
1530 Beacon Street, Apt. #1403
Brookline, MA 02446
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Michael Daley                    Vice President           None
40W387 Oliver Wendell Holmes St
St. Charles, IL 60175
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Fredrick Davis                   Vice President           None
14431 SE 61st Street
Bellevue, WA 98006
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
John Davis(2)                    Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Stephen J. Demetrovits(2)        Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Steven Dombrower                 Vice President           None
13 Greenbrush Court
Greenlawn, NY 11740
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Beth Arthur Du Toit(1)           Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Kent M. Elwell                   Vice President           None
35 Crown Terrace
Yardley, PA 19067
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Gregg A. Everett                 Vice President           None
4328 Auston Way
Palm Harbor, FL 34685-4017
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
George R. Fahey                  Senior Vice President    None
9511 Silent Hills Lane
Lone Tree, CO 80124
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Eric C. Fallon                   Vice President           None
10 Worth Circle
Newton, MA 02458
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
James Fereday                    Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Joseph Fernandez                 Vice President           None
1717 Richbourg Park Drive
Brentwood, TN 37027
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Mark J. Ferro                    Senior Vice President    None
104 Beach 221st Street
Breezy Point, NY 11697
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Ronald H. Fielding(3)            Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Eric P. Fishel                   Vice President           None
725 Boston Post Rd., #12
Sudbury, MA 01776
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Patrick W. Flynn                 Senior Vice President    None
14083 East Fair Avenue
Englewood, CO 80111
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
John E. Forrest(2)               Senior Vice President    None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
John ("J") Fortuna(2)            Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Jayme D. Fowler                  Vice President           None
3818 Cedar Springs Road,
#101-349
Dallas, TX 75219
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
William Friebel                  Vice President           None
2919 St. Albans Forest Circle
Glencoe, MO 63038
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Alyson Frost(2)                  Assistant Vice President None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Richard Fuerman(2)               Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Charlotte Gardner(1)             Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Lucio Giliberti                  Vice President           None
6 Cyndi Court
Flemington, NJ 08822
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Michael Gottesman                Vice President           None
255 Westchester Way
Birmingham, MI 48009
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Raquel Granahan(4)               Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Ralph Grant                      Senior Vice President    None
10 Boathouse Close
Mt. Pleasant, SC 29464
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Kahle Greenfield(2)              Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Robert Grill(2)                  Senior Vice President    None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Eric Grossjung                   Vice President           None
4002 N. 194th Street
Elkhorn, NE 68022
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Michael D. Guman                 Vice President           None
3913 Pleasant Avenue
Allentown, PA 18103
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
James E. Gunter                  Vice President           None
603 Withers Circle
Wilmington, DE 19810
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Garrett Harbron                  Vice President           None
8895 Hillsboro Road
Valles Mines, MO 63087
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Kevin J. Healy(2)                Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Kenneth Henry(2)                 Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Wendy G. Hetson(2)               Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Jennifer Hoelscher(1)            Assistant Vice President None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
William E. Hortz(2)              Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Edward Hrybenko(2)               Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Amy Huber(1)                     Assistant Vice President None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Brian F. Husch                   Vice President           None
37 Hollow Road
Stonybrook, NY 11790
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Patrick Hyland(2)                Assistant Vice President None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Keith Hylind(2)                  Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Kathleen T. Ives(1)              Vice President &         Assistant Secretary
                                 Assistant Secretary
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Shonda Rae Jaquez(2)             Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Eric K. Johnson                  Vice President           None
8588 Colonial Drive
Lone Tree, CO 80124
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Elyse Jurman                     Vice President           None
5486 NW 42 Ave
Boca Raton, FL 33496
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Thomas Keffer(2)                 Senior Vice President    None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Michael Keogh(2)                 Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Brian Kiley(2)                   Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Lisa Klassen(1)                  Assistant Vice President None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Richard Klein                    Senior Vice President    None
4820 Fremont Avenue South
Minneapolis, MN 55419
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Richard Knott(1)                 President and Director   None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Brent A. Krantz                  Senior Vice President    None
61500 Tam McArthur Loop
Bend, OR 97702
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Eric Kristenson(2)               Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
David T. Kuzia                   Vice President           None
10258 S. Dowling Way
Highlands Ranch, CO 80126
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Tracey Lange(2)                  Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Jesse Levitt(2)                  Assistant Vice President None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Julie Libby(2)                   Senior Vice President    None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Eric J. Liberman                 Vice President           None
27 Tappan Ave., Unit West
Sleepy Hollow, NY 10591
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Malissa Lischin(2)               Assistant Vice President None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Christina Loftus(2)              Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Thomas Loncar                    Vice President           None
1401 North Taft Street, Apt. 726
Arlington, VA 22201
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Peter Maddox(2)                  Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Michael Malik                    Vice President           None
546 Idylberry Road
San Rafael, CA 94903
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Steven C. Manns                  Vice President           None
1627 N. Hermitage Avenue
Chicago, IL 60622
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Todd A. Marion                   Vice President           None
24 Midland Avenue
Cold Spring Harbor, NY 11724
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
LuAnn Mascia(2)                  Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Michael McDonald                 Vice President           None
11749 S Cormorant Circle
Parker, CO 80134
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
John C. McDonough                Senior Vice President    None
533 Valley Road
New Canaan, CT 06840
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Kent C. McGowan                  Vice President           None
9510 190th Place SW
Edmonds, WA 98020
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Brian F. Medina                  Vice President           None
3009 Irving Street
Denver, CO 80211
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
William Meerman                  Vice President           None
4939 Stonehaven Drive
Columbus, OH 43220
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Saul Mendoza                     Vice President           None
503 Vincinda Crest Way
Tampa FL 33619
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Mark Mezzanotte                  Vice President           None
16 Cullen Way
Exeter, NH 03833
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Matthew L. Michaelson            Vice President           None
1250 W. Grace, #3R
Chicago, IL 60613
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Noah Miller(1)                   Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Clint Modler(1)                  Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Robert Moser                     Vice President           None
9650 East Aspen Hill Circle
Lone Tree, CO 80124
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
David W. Mountford               Vice President           None
7820 Banyan Terrace
Tamarac, FL 33321
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Gzim Muja                        Vice President           None
269 S. Beverly Dr. #807
Beverly Hills, CA 90212
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Matthew Mulcahy(2)               Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Wendy Jean Murray                Vice President           None
32 Carolin Road
Upper Montclair, NJ 07043
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
John S. Napier                   Vice President           None
17 Hillcrest Ave.
Darien, CT 06820
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Christina Nasta(2)               Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Kevin P. Neznek(2)               Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Christopher Nicholson(2)         Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Chad Noel                        Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Bradford G. Norford              Vice President           None
5095 Lahinch Ct.
Westerville, OH 43082
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Alan Panzer                      Vice President           None
6755 Ridge Mill Lane
Atlanta, GA 30328
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Maria Paster(2)                  Assistant Vice           None
                                 President
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Donald Pawluk(2)                 Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Brian C. Perkes                  Vice President           None
6 Lawton Ct.
Frisco, TX 75034
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Wayne Perry                      Vice President           None
3900 Fairfax Drive Apt 813
Arlington, VA 22203
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Charles K. Pettit(2)             Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Aaron Pisani(1)                  Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Rachel Powers                    Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Nicole Pretzel                   Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Minnie Ra                        Vice President           None

100 Dolores Street, #203
Carmel, CA 93923
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Dustin Raring                    Vice President           None
27 Blakemore Drive
Ladera Ranch, CA 92797
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Michael A. Raso                  Vice President           None
3 Vine Place
Larchmont, NY 10538
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Richard E. Rath                  Vice President           None
46 Mt. Vernon Ave.
Alexandria, VA 22301
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Ramsey Rayan(2)                  Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
William J. Raynor(5)             Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Corry Read(2)                    Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Ruxandra Risko(2)                Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
David R. Robertson(2)            Senior Vice President    None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Ian M. Roche                     Vice President           None
7070 Bramshill Circle
Bainbridge, OH 44023
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Michael Rock                     Vice President           None
9016 Stourbridge Drive
Huntersville, NC 28078
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Thomas Sabow                     Vice President           None
6617 Southcrest Drive
Edina, MN 55435
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
John Saunders                    Vice President           None
2251 Chantilly Ave.
Winter Park, FL 32789
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Thomas Schmitt                   Vice President           None
40 Rockcrest Rd
Manhasset, NY 11030
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
William Schories                 Vice President           None
3 Hill Street
Hazlet, NJ 07730
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Jennifer Sexton(2)               Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Eric Sharp                       Vice President           None
862 McNeill Circle
Woodland, CA 95695
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Debbie A. Simon                  Vice President           None
55 E. Erie St., #4404
Chicago, IL 60611
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Bryant Smith                     Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Christopher M. Spencer           Vice President           None
2353 W 118th Terrace
Leawood, KS 66211
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
John A. Spensley                 Vice President           None
375 Mallard Court
Carmel, IN 46032
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Michael Staples                  Vice President           None
4255 Jefferson St Apt 328
Kansas City, MO 64111
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Alfred St. John(2)               Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Bryan Stein                      Vice President           None
8 Longwood Rd.
Voorhees, NJ 08043
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
John Stoma(2)                    Senior Vice President    None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Wayne Strauss(3)                 Assistant Vice President None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Brian C. Summe                   Vice President           None
2479 Legends Way
Crestview Hills, KY 41017
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Michael Sussman(2)               Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
George T. Sweeney                Senior Vice President    None
5 Smokehouse Lane
Hummelstown, PA 17036
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
James Taylor(2)                  Assistant Vice President None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Martin Telles(2)                 Senior Vice President    None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Paul Temple(2)                   Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Troy Testa                       Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
David G. Thomas                  Vice President           None
16628 Elk Run Court
Leesburg, VA 20176
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Mark S. Vandehey(1)              Vice President and       Vice President and
                                 Chief Compliance Officer Chief Compliance
                                                          Officer
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Vincent Vermete(2)               Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Kenneth Lediard Ward             Vice President           None
1400 Cottonwood Valley Circle N.
Irving, TX 75038
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Teresa Ward(1)                   Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Janeanne Weickum(1)              Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Michael J. Weigner               Vice President           None
4905 W. San Nicholas Street
Tampa, FL 33629
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Donn Weise                       Vice President           None
3249 Earlmar Drive
Los Angeles, CA 90064
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Chris G. Werner                  Vice President           None
98 Crown Point Place
Castle Rock, CO 80108
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Catherine White(2)               Assistant Vice President None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Ryan Wilde(1)                    Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Julie Wimer(2)                   Assistant Vice President None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Donna Winn(2)                    Senior Vice President    None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Peter Winters                    Vice President           None
911 N. Organce Ave, Pat. 514
Orlando, FL 32801
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Patrick Wisneski(1)              Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Kurt Wolfgruber(2)               Director                 None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Meredith Wolff(2)                Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Michelle Wood(2)                 Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Cary Patrick Wozniak             Vice President           None
18808 Bravata Court
San Diego, CA 92128
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
John Charles Young               Vice President           None
3914 Southwestern
Houston, TX 77005
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Jill Zachman(2)                  Vice President           None
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Robert G. Zack(2)                General Counsel &        Vice President &
                                 Director                 Secretary
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Steven Zito(1)                   Vice President           None
----------------------------------------------------------------------------------

(1)6803 South Tucson Way, Centennial, CO 80112-3924
(2)Two World Financial Center, 225 Liberty Street, 11th Floor, New York, NY 10281-1008
(3)350 Linden Oaks, Rochester, NY 14623
(4)555 Theodore Fremd Avenue, Rye, NY 10580
(5)Independence Wharf, 470 Atlantic Avenue, 11th Floor, Boston, MA 02210

Item 28. Location of Accounts and Records

The accounts, books and other documents required to be maintained by Registrant pursuant to Section 31(a) of the Investment Company Act of 1940 and rules promulgated thereunder are in the possession of OppenheimerFunds, Inc. at its offices at 6803
South Tucson Way, Centennial, Colorado 80112-3924.

Item 29. Management Services

Not applicable

Item 30. Undertakings

Not applicable.

                                      SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company
Act of 1940, the Registrant certifies that it meets all the requirements for effectiveness of this Registration Statement pursuant to Rule 485(b) under the
Securities Act of 1933 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 29th day of May, 2008.

                        Oppenheimer Portfolio Series Fixed Income Active Allocation
                           Fund

                     By John V. Murphy*
                        John V. Murphy, President
                        Principal Executive Officer and Trustee

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed below by the following persons in the capacities on the dates indicated:

Signatures                    Title                         Date

William L. Armstrong*                                       Chairman of the   May 29,
2008
William L. Armstrong          Board of Trustees

John V. Murphy*               President, Principal          May 29, 2008
John V. Murphy                Executive Officer and

Brian W. Wixted*              Treasurer, Principal          May 29, 2008
Brian W. Wixted               Financial & Accounting Officer

George C. Bowen*              Trustee                       May 29, 2008
George C. Bowen

Edward L. Cameron*            Trustee                       May 29, 2008
Edward L. Cameron

Jon S. Fossel*                Trustee                       May 29, 2008
Jon S. Fossel

Sam Freedman*                 Trustee                       May 29, 2008
Sam Freedman

Richard F. Grabish*           Trustee                       May 29, 2008
Richard F. Grabish

Beverly L. Hamilton*          Trustee                       May 29, 2008
Beverly L. Hamilton

Robert J. Malone*             Trustee                       May 29, 2008
Robert J. Malone

F. William Marshall, Jr.*                                   Trustee     May 29, 2008
F. William Marshall, Jr.

*By:  /s/ Kathleen T. Ives
      Kathleen T. Ives, Attorney-in-Fact

           OPPENHEIMER PORTFOLIO SERIES FIXED INCOME ACTIVE ALLOCATION FUND

                            Post-Effective Amendment No. 2

                             Registration No. 333-146105

                                    EXHIBIT INDEX

Exhibit No.      Description

23(o)            Powers of Attorney for all Trustees and Principal Officers